UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Atmos Energy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 21, 2007

Dear Atmos Energy Shareholder:

You are cordially invited to attend the annual meeting of shareholders on Wednesday, February 6, 2008, at 11:00 a.m. Central Standard Time. The meeting will be held in Crystal Ballroom C of the Hilton Fort Worth Hotel, 815 Main Street, Fort Worth, Texas 76102.

The matters to be acted upon at the meeting are described in the Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, we will review with you the affairs and progress of the Company during the past year and review the results of operations for the first quarter of our 2008 fiscal year.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice Regarding Availability of Proxy Materials or proxy card, over the Internet or by telephone, as promptly as possible. If you received only a Notice Regarding Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.

On behalf of your Board of Directors, thank you for your continued support and interest in Atmos Energy Corporation.

Sincerely,

Robert W. Best Chairman of the Board, President and Chief Executive Officer

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Our Shareholders:

The annual meeting of the shareholders of Atmos Energy Corporation will be held in Crystal Ballroom C of the Hilton Fort Worth Hotel, 815 Main Street, Fort Worth, Texas 76102 on Wednesday, February 6, 2008, at 11:00 a.m. Central Standard Time for the following purposes:

1.	To elect four Class I directors for three-year terms expiring in 2011;

2.	To ratify the Audit Committee’s engagement of Ernst & Young LLP to serve as the Company’s registered independent public accounting firm for fiscal 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record of our common stock at the close of business on December 10, 2007 will be entitled to notice of, and to vote at, such meeting. The stock transfer books will not be closed. Your vote is very important to us. Regardless of the number of shares you own, please vote. All shareholders of record can vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and returning it, or (iv) by attending the annual meeting in person. These various options for voting are described in the Notice Regarding the Availability of Proxy Materials or proxy card.

For all shareholders who participate in our Retirement Savings Plan and Trust (“RSP”), your vote over the Internet, by telephone or on your proxy card will serve as voting instructions to the trustee of the RSP. If you have shares of our common stock issued to you under the RSP, only the trustee can vote your plan shares even if you attend the annual meeting in person.

All shareholders who hold their shares in street name (in the name of a broker, bank or other nominee) may submit a written vote through voting instruction forms provided by their brokers, banks or other nominees. Such shareholders who hold their shares in street name can also generally vote their proxies over the Internet or by telephone, in accordance with voting instructions provided by their brokers, banks or other nominees. Under rules of the New York Stock Exchange (“NYSE”), brokers, banks or other nominees will have the discretion to vote the shares of customers who fail to provide voting instructions for the proposals described above. Therefore, if you do not provide instructions to your broker, bank or other nominee to vote your shares, they may vote your shares on such matters being presented at our annual meeting. If you own your shares in street name and you want to vote in person at the meeting, you must first obtain a legal proxy from your street name nominee and bring that legal proxy to the annual meeting.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card.

By Order of the Board of Directors,

DWALA KUHN

Corporate Secretary

December 21, 2007

i

ii

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

PROXY STATEMENT

for the

2008 ANNUAL MEETING OF SHAREHOLDERS

to be Held on February 6, 2008

GENERAL

Date, Time, Place and Purpose of Meeting

Our 2008 annual meeting of shareholders will be held on Wednesday, February 6, 2008, at 11:00 a.m., Central Standard Time in Crystal Ballroom C of the Hilton Fort Worth Hotel, 815 Main Street, Fort Worth, Texas 76102. The purpose of the 2008 annual meeting is set forth in the Notice of Annual Meeting of Shareholders to which this proxy statement is attached. Atmos Energy Corporation is referred to as the “Company,” “we,” “our” or “us” in this proxy statement.

Internet Availability of Proxy Materials

Under rules recently adopted by the Securities and Exchange Commission (“SEC”), we are now primarily furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials (including our Summary Annual Report and Annual Report on Form 10-K for fiscal 2007) to each shareholder. If you received only a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

We anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to our shareholders on or about December 21, 2007, and will be sent by electronic mail to our shareholders who have opted for such means of delivery on or about December 24, 2007.

Revocability and Voting of Proxies

Any shareholder of record giving a proxy has the power to revoke the proxy at any time prior to its exercise by (1) submitting a new proxy with a later date, including a proxy given over the Internet or by telephone; (2) notifying our Corporate Secretary in writing before the meeting; or (3) voting in person at the meeting. Any shareholders owning shares in street name who wish to revoke voting instructions previously given to their broker, bank or other nominee should contact such broker, bank or other nominee for further instructions. An independent inspector will count the votes. Your vote will not be disclosed to us and will remain confidential except under special circumstances. For example, a copy of your proxy card will be sent to us if you add any written comments to the card. If no specification is made, proxies will be voted FOR the nominees for election of directors (see “Proposal One—Election of Directors” beginning on page 5) and FOR the proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal 2008 (see “Proposal Two—Ratification of Independent Registered Public Accounting Firm” beginning on page 40).

Solicitation of Proxies

The proxy accompanying this statement is solicited by the management of the Company at the direction of our Board of Directors. These materials were first sent to our shareholders on December 21, 2007. We expect to solicit proxies primarily by mail, but our directors, officers, employees and agents may also solicit proxies in person or by telephone or other electronic means. We will pay for all costs of preparing, assembling and distributing the proxies and accompanying materials for the annual meeting of shareholders, including the costs of reimbursing brokers and nominees for forwarding proxies and proxy materials to their principals. We will ask brokers, banks or other nominees to prepare and send a Notice Regarding the Availability of Proxy Materials to customers or clients for whom they hold shares and forward copies of the proxy materials to such beneficial owners who request a paper copy. In addition, Morrow & Co., Inc. (“Morrow”) will assist us in the solicitation of proxies. We will pay approximately $6,500 in fees, plus expenses and disbursements, to Morrow for its proxy solicitation services.

Common Stock Information; Record Date

As of December 10, 2007, our record date, there were 89,847,748 shares of our common stock, no par value, issued and outstanding, all of which are entitled to vote. These shares constitute the only class of our stock issued and outstanding. As stated in the Notice of Annual Meeting of Shareholders, only shareholders of record at the close of business on December 10, 2007 will be entitled to vote at the meeting. Each share is entitled to one vote.

Quorum Requirement

Our bylaws provide that if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote are present in person or represented by proxy, there will be a quorum. The aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the annual meeting, whether those shareholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below, will also be considered present for purposes of determining whether a quorum exists.

Broker Non-Votes and Vote Required

If a broker holds your shares and you have previously elected to receive a paper copy of your proxy materials, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. Rules of the NYSE determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Proposal One—the proposal to elect directors and Proposal Two—the proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal 2008 are considered routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name may vote on both Proposals One and Two, even if no voting instructions are provided by the owner of the shares.

For each of the proposals presented in this proxy statement, the number of votes required for approval is a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting. If any other proposals are properly presented to the shareholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Texas and Virginia law and our bylaws, the number of votes required to approve a proposal is a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting. The proxy gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the shareholders at the meeting. The persons named as proxies on the proxy card are Robert W. Best, Chairman, President and Chief Executive Officer, Charles K. Vaughan, Director and Presiding Director and Dan Busbee, Director and Chairman of the Audit Committee.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership, as of November 30, 2007, with respect to each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common stock	Franklin Resources, Inc.(a) One Franklin Parkway San Mateo, CA 94403	7,015,189	7.8%(c)
Common stock	Barclays Global Investors, NA(b) 45 Fremont Street San Francisco, CA 94105	4,929,853	5.5%(c)

(a)	Based solely upon information contained in the most recently filed Schedule 13G/A with the SEC on February 5, 2007, which was jointly filed by Franklin Resources, Inc. and its affiliates, Franklin Advisers, Inc., Charles B. Johnson and Rupert H. Johnson, Jr., reflecting beneficial ownership of 7,015,189 shares of common stock as of December 31, 2006. According to this Schedule 13G/A, the reporting group possessed sole voting power over 6,899,048 of these shares with no shared voting power and sole dispositive power over 7,004,548 shares with no shared dispositive power. Neither Franklin Resources, Inc. nor any of its affiliates has subsequently filed any Schedules 13G or amendments thereto with respect to their beneficial ownership of the Company’s common stock.

(b)	Based solely upon information contained in the most recently filed Schedule 13G with the SEC on January 23, 2007, which was jointly filed by Barclays Global Investors, NA and its affiliates, Barclays Global Fund Advisors and Barclays Global Investors, LTD, reflecting beneficial ownership of 4,929,853 shares of common stock as of December 31, 2006. According to this Schedule 13G, the reporting group possessed sole voting power over 4,639,035 of these shares with no shared voting power and sole dispositive power over 4,929,853 shares with no shared dispositive power. Neither Barclays Global Investors, NA nor any of its affiliates has subsequently filed any Schedules 13G or amendments thereto with respect to their beneficial ownership of the Company’s common stock.

(c)	The percent of voting securities is based on the number of outstanding shares of our common stock as of November 30, 2007.

Security Ownership of Management and Directors

The following table lists the beneficial ownership, as of the close of business on November 30, 2007, of our common stock, the only class of securities issued and outstanding, with respect to all our directors and nominees for director, our executive officers named in the Summary Compensation Table on page 28 of this proxy statement and all our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Travis W. Bain II	33,676	(a)(b)
Robert W. Best	792,421	(a)(c)
Dan Busbee	38,000	(a)(b)
Richard W. Cardin	23,457	(a)(b)
Kim R. Cocklin	66,935	(a)
Richard W. Douglas(d)	-0-	(a)
Thomas J. Garland	32,940	(a)(b)
Richard K. Gordon	20,749	(a)(b)
Louis P. Gregory	75,611	(a)(c)
Mark H. Johnson	24,336	(a)
Thomas C. Meredith	28,891	(a)(b)
Phillip E. Nichol	38,058	(a)(b)
Nancy K. Quinn	7,408	(a)(b)
John P. Reddy	209,257	(a)(c)
Stephen R. Springer	5,176	(a)(b)
Charles K. Vaughan	68,276	(a)(b)
Richard Ware II	45,172	(a)(b)
All directors and executive officers as a group (18 individuals)	1,579,946	1.76%

(a)	The percentage of shares beneficially owned by such individual does not exceed one percent of the class so owned.

(b)	Includes cumulative share units credited to the following directors under our Equity Incentive and Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”) and our 1998 Long-Term Incentive Plan (“LTIP”) in the following respective amounts: Mr. Bain, 27,056 units; Mr. Busbee, 27,500 units; Mr. Cardin, 19,957 units; Mr. Garland, 25,262 units; Mr. Gordon, 10,749 units; Dr. Meredith, 18,613 units; Mr. Nichol, 28,058 units; Ms. Quinn, 6,408 units; Mr. Springer, 4,176 units; Mr. Vaughan, 28,567 units and Mr. Ware, 18,799 units.

(c)	Includes shares issuable upon the exercise of options held by the following executive officers under our LTIP within 60 days of November 30, 2007 in the following respective amounts: Mr. Best, 448,492 shares; Mr. Reddy, 108,400 shares and Mr. Gregory, 9,965 shares.

(d)	Mr. Douglas became a member of the Board effective November 8, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in their ownership in our common stock. Directors, executive officers and greater-than-ten-percent beneficial shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to us, we believe that, during fiscal 2007, all of our directors, executive officers and greater-than-ten-percent beneficial owners were in compliance with the Section 16(a) filing requirements.

PROPOSAL ONE—ELECTION OF DIRECTORS

Background

Pursuant to our bylaws, the Board is divided into three classes, each of which class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. Directors for Class I are to be elected at the 2008 annual meeting of shareholders for three-year terms expiring in 2011 with Travis W. Bain II, Dan Busbee, Richard W. Douglas and Richard K. Gordon having been nominated to serve as Class I directors. All nominees were recommended for nomination by the Nominating and Corporate Governance Committee of the Board. We did not pay a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board. The Nominating and Corporate Governance Committee did not receive any recommendations from a shareholder or a group of shareholders who, individually or in the aggregate, beneficially owned greater than five percent of our common stock for at least one year. Messrs. Bain, Busbee and Gordon were last elected to three-year terms by the shareholders at the 2005 annual meeting of shareholders, while Mr. Douglas was appointed to the Board as a Class I director, effective November 8, 2007. The Board is nominating each of these current directors to continue serving as Class I directors, whose three-year terms will expire in 2011.

The other directors listed under “Directors Continuing in Office” beginning on page 7 will continue to serve in their positions for the remainder of their current terms. The names, ages and biographical summaries of (i) the persons who have been nominated to serve as our directors and (ii) the directors who are continuing in office until the expiration of their terms and the class in which such nominee or other director has been designated, are set forth under “Nominees for Director” on page 6 and “Directors Continuing in Office” beginning on page 7. Each of the nominees has consented to be a nominee and to serve as a director if elected, and all votes authorized by the proxy will be cast FOR all of the nominees. If we receive proxies that are signed but do not specify how to vote, we will vote your shares FOR all of the nominees. If we receive proxies that contain a vote to “withhold authority” for the election of one or more director nominees, such vote will not be counted in determining the number of votes cast for those nominees but will be counted for quorum purposes. In order to be elected as a director, our bylaws require a nominee to receive the vote of a majority of all outstanding shares of our common stock entitled to vote and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

According to our bylaws, any shareholder may make nominations for the election of directors if notice of such nominations is delivered to, or mailed and received by the Corporate Secretary of the Company at our principal executive offices, not less than 60 days nor more than 85 days prior to the date of the originally scheduled meeting. However, if less than 75 days’ notice or prior public disclosure of the date of the meeting is given by the Company, notice of such nomination must be so received not later than the close of business on the 25th day following the earlier of the day on which notice of the meeting was sent or the day on which such public disclosure was made. Since we are providing less than 75 days’ notice or prior public disclosure of the date of the 2008 annual meeting, shareholders may make nominations for the election of directors at the 2008 annual meeting if notice of such nominations is delivered to, or mailed and received by the Corporate Secretary of the Company at our principal executive offices no later than the close of business on January 15, 2008, the 25th day following the day on which notice of the meeting was sent, December 21, 2007. If nominations are not so made, only the nominations of the Board may be voted upon at the 2008 annual meeting.

Nominees for Director

Travis W. Bain II, Chairman of Texas Custom Pools, Inc. in Plano, Texas since 1999; and currently a director of Delta Industries, Inc. Mr. Bain, 73, has been a director of Atmos Energy since 1988. Class I Director—Term Expiring in 2008.

Dan Busbee, Adjunct Professor at the Southern Methodist University Dedman School of Law in Dallas, Texas since February 2003; Professional Fellow at the SMU Dedman School of Law Institute of International Banking and Finance since January 2001. Mr. Busbee, 74, has been a director of Atmos Energy since 1988. Class I Director—Term Expiring in 2008.

Richard W. Douglas, Executive Vice President for The Staubach Company in Dallas, Texas since October 2004. Previously served in numerous other executive officer positions with The Staubach Company since joining the company in February 1999. Mr. Douglas, 60, has been a director of Atmos Energy since November 2007. Class I Director—Term Expiring in 2008.

Richard K. Gordon, General Partner of Juniper Energy LP in Houston, Texas since September 2006; General Partner of Juniper Capital LP and Juniper Advisory LP in Houston, Texas since March 2003; formerly Vice Chairman Investment Banking for Merrill Lynch & Co. in Houston, Texas from October 1994 through March 2003. Mr. Gordon, 58, has been a director of Atmos Energy since 2001. Class I Director—Term Expiring in 2008.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE

“FOR” EACH OF THE ABOVE NOMINEES.

Directors Continuing in Office

Robert W. Best, Chairman of the Board, President and Chief Executive Officer of Atmos Energy since March 1997. Mr. Best, 61, has been a director of Atmos Energy since 1997. Class III Director—Term Expiring in 2010.

Richard W. Cardin, Retired, formerly an audit partner and office managing partner of Arthur Andersen LLP in Nashville, Tennessee from 1968 to 1995; and currently a director of United States Lime and Minerals, Inc. Mr. Cardin, 72, has been a director of Atmos Energy since 1997. Class II Director—Term Expiring in 2009.

Thomas J. Garland, Senior Advisor to the Niswonger Foundation since July 2002 and Chairman of the Tusculum Institute for Public Leadership and Policy in Greeneville, Tennessee since 1998. Mr. Garland, 73, has been a director of Atmos Energy since 1997. Class III Director—Term Expiring in 2010.

Thomas C. Meredith, Ed.D, Commissioner of Mississippi Institutions of Higher Learning in Jackson, Mississippi since October 2005; formerly Chancellor of the University System of Georgia in Atlanta, Georgia from January 2002 through September 2005; and currently a director of American Cast Iron and Pipe Company. Dr. Meredith, 66, has been a director of Atmos Energy since 1995. Class II Director—Term Expiring in 2009.

Phillip E. Nichol, Retired, formerly Senior Vice President of Central Division Staff of UBS Paine Webber Incorporated in Dallas, Texas from July 2001 through July 2003. Mr. Nichol, 72, has been a director of Atmos Energy since 1985. Class III Director—Term Expiring in 2010.

Nancy K. Quinn, Principal of Hanover Capital, LLC in New York, New York since July 1996; and currently a director of Endeavor International Corporation. Ms. Quinn, 54, has been a director of Atmos Energy since 2004. Class II Director—Term Expiring in 2009.

Stephen R. Springer, Retired, formerly Senior Vice President and General Manager of the Midstream Division of The Williams Companies, Inc. in Tulsa, Oklahoma from January 1999 to February 2002; and currently a director of DCP Midstream Partners, LP. Mr. Springer, 61, has been a director of Atmos Energy since 2005. Class II Director—Term Expiring in 2009.

Charles K. Vaughan, Retired, formerly Chairman of the Board of Atmos Energy from June 1994 until March 1997. Mr. Vaughan, 70, has been a director of Atmos Energy since 1983. Class III Director—Term Expiring in 2010.

Richard Ware II, President of Amarillo National Bank in Amarillo, Texas since 1981; and member of the Board of Trustees of Southern Methodist University in Dallas, Texas. Mr. Ware, 61, has been a director of Atmos Energy since 1994. Class II Director—Term Expiring in 2009.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Corporate Governance

In accordance with and pursuant to the corporate governance-related listing standards of the NYSE, the Board has adopted and periodically updated our Corporate Governance Guidelines, which govern the structure and proceedings of the Board and contain the Board’s position on many governance issues. The Board has also adopted and periodically updated the Code of Conduct for our directors, officers and employees. The Code of Conduct provides guidance to the Board and management in areas of ethical business conduct and risk and provides guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to (i) conflicts of interest, (ii) gifts and entertainment, (iii) confidential information, (iv) fair dealing, (v) protection of corporate assets and (vi) compliance with rules and regulations. We have provided to our employees a toll-free compliance hotline and a Web site by which they may report any observation of unethical behavior. In addition, the Board has adopted and periodically updated the charters for each of its Audit, Human Resources and Nominating and Corporate Governance Committees. All of the foregoing documents are posted on the Corporate Governance page of our Web site at www.atmosenergy.com. Such documents are also available in print free of charge to any shareholder upon request to our Corporate Secretary at our principal executive offices.

Independence of Directors

The Board is comprised of a majority of independent directors in accordance with NYSE corporate governance-related listing standards. The Board made the independence determination of its members based on the Categorical Standards of Director Independence (“Standards”) it has adopted, which are consistent with the NYSE listing standards, to assist it in determining whether a member of the Board is independent. In accordance with the Standards and the Company’s Corporate Governance Guidelines, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. The Standards specify the criteria by which the independence of our directors will be determined, including guidelines for directors and their immediate families with respect to past employment or affiliation with the Company, our management or our independent registered public accounting firm. For purposes of the Standards, the Board has adopted the definition of an “immediate family member” as set forth by the NYSE, which includes a director’s spouse, parents, children, siblings and in-laws of the director, as well as anyone else (other than domestic employees) who shares such director’s home. The Standards and our Corporate Governance Guidelines are available on the Corporate Governance page of our Web site at www.atmosenergy.com. Such documents are also available in print free of charge to any shareholder upon request to our Corporate Secretary at our principal executive offices.

Based on its review of the Standards, as well as the NYSE listing standards, and taking into consideration all business relationships between the Company and each director, the Board has concluded that none of such relationships are material. Accordingly, the Board has determined that all non-employee members of the Board, other than Mr. Springer, are independent members of the Board. However, because Mr. Springer’s son-in-law is a partner with the firm of Ernst & Young LLP, our independent registered public accounting firm, under the Standards and the corporate governance-related listing standards of the NYSE, Mr. Springer may not be considered independent from the Company. Mr. Springer’s son-in-law is not involved in our audit and is not considered a “covered person” with respect to us, as defined under the SEC’s independence-related regulations for auditors. Thus, this relationship has no effect on Ernst & Young LLP’s independence as our independent registered public accounting firm. In addition, Mr. Springer does not serve on our Audit, Nominating and Corporate Governance or Human Resources Committees.

Related Person Transactions

In accordance with applicable SEC rules and in recognition that transactions into which we enter with related persons can present potential or actual conflicts of interest, our Board has adopted written guidelines with respect to related person transactions. For purposes of these guidelines, a “related person transaction” is a transaction between the Company and any related person (i) involving more than $120,000 when aggregated with all similar transactions during any fiscal year and (ii) such “related person” has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “related person” is any (a) person who is or was (since the beginning of the last fiscal year) an executive officer, director or nominee for election as a director of the Company; (b) person who beneficially owns more than five percent of the Company’s common stock; or (c) immediate family member of any of the foregoing. An immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, in-laws and anyone residing in such person’s home (other than a tenant or employee).

Under the guidelines, all executive officers, directors, and director nominees will be required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members that could reasonably be expected to give rise to a reportable related person transaction. Executive officers, directors, and director nominees are required to advise the Corporate Secretary of the Company promptly of any change in the information provided and will be asked periodically to review and reaffirm this information.

The Nominating and Corporate Governance Committee will review reports developed under the guidelines and make a recommendation to the Board as to whether the committee determines that an identified transaction is required to be reported as a related person transaction under SEC rules. In determining materiality for this purpose, information will be considered material if, in light of all the circumstances, there is a substantial likelihood a reasonable investor would consider the information important in deciding whether to buy, sell or vote shares of Company stock. Transactions within the categorical standards specified below will be presumed not to be material. Other transactions will be assessed for materiality based on the specific facts and circumstances of the transaction. A director will abstain from the decision regarding transactions involving that director or his or her family members.

Under SEC rules, certain transactions are deemed not to involve a material interest (including transactions in which the amount involved in any 12-month period is less than $120,000 and transactions with entities where a related person’s interest is limited to service as a non-employee director). In addition, the committee will presume that the following transactions do not involve a material interest for purposes of reporting under applicable SEC rules:

•

Transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided (i) the affected director or executive officer does not participate in the decision on the part of the Company to enter into such transactions and (ii) the amount involved in any related category of transactions during any particular fiscal year is the lesser of (a) $1 million or (b) an amount which is less than one percent of the entity’s gross revenue for the most recently completed fiscal year for which data is publicly available;

•

Charitable gifts made in the ordinary course of business to a foundation, university or other nonprofit organization, provided (i) the affected director or executive officer does not participate in the decision on the part of the Company to make such gifts and (ii) the amount of gifts during any particular fiscal year is the lesser of (a) $100,000 or (b) an amount which is less than one percent of the nonprofit entity’s gross revenues for the most recently completed fiscal year for which data is publicly available;

•

Employment by the Company of a family member of an executive officer, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member; and

•

Payments under the Company’s employee benefit plans and other programs that are available generally to the Company’s employees (including contributions under the Company’s educational matching gift programs and payments to providers under the Company’s health care plans).

The committee has reviewed the Company’s ordinary course of business transactions during fiscal 2007 with companies for which non-employee directors serve as executive officers and determined that, in accordance with the categorical standards described above, none of those transactions involved a material interest and thus are not reportable. In addition, the Company is not aware of any related person transactions required to be reported under applicable SEC rules since the beginning of the last fiscal year where our policies and procedures did not require review, or where such policies and procedures were not followed.

Qualifications for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, shareholders or other persons. Nominees for director should possess the level of education, experience, sophistication and expertise required to perform the duties of a member of the board of directors of a public company of our size and scope. Once a person is nominated, the committee will assess the qualifications of the nominee, including an evaluation of the nominee’s judgment and skills. The Company’s Corporate Governance Guidelines provide that nominees for director will be selected on the basis of outstanding achievement in their personal careers; prior board experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. Each nominee for director should also have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors. The Board is committed to diversified membership and will not discriminate on the basis of race, color, national origin, gender, religion, disability or other personal characteristics in selecting nominees.

Procedures for Nomination or Recommending for Nomination Candidates for Director

The Nominating and Corporate Governance Committee also considers sound and meritorious nomination suggestions for directors from shareholders. Any shareholder may submit a nomination for director by following the procedures outlined in our bylaws and described under “Proposal One–Election of Directors” beginning on page 5. There are no differences in the manner in which the committee evaluates nominees for director based on whether or not the nominee is recommended by a shareholder. All director candidates shall, at a minimum, possess the qualifications for director discussed above. All letters of recommendation for nomination at the 2008 annual meeting should be sent to our Corporate Secretary at our principal executive offices and must be received no later than January 15, 2008. Such letters should include the following: (i) name, address and number of shares owned by the nominating shareholder, (ii) the nominee’s name and address, (iii) a listing of the nominee’s background and qualifications, (iv) a description of all arrangements between such shareholder and each nominee and any other person and (v) all other information relating to such person that is required to be disclosed in the solicitations for proxies for election of directors under applicable SEC and NYSE rules. A signed statement from the nominee should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director.

Presiding Director and Communications with Directors

In accordance with the corporate governance-related listing standards of the NYSE, the Board has designated Charles K. Vaughan as the presiding director at all meetings of non-management directors during fiscal 2008, which meetings will continue to be held by the Board on a regular basis. In addition, all independent members of the Board meet as a group at least once annually. Shareholders and other interested parties may communicate with Mr. Vaughan, individual non-management directors, or the non-management directors as a group, by writing to Board of Directors, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas, 75265-0205 or by email at boardofdirectors@atmosenergy.com. Our Senior Vice President and General Counsel, Louis P. Gregory, receives all such communications initially and forwards such communications to Mr. Vaughan or another individual non-management director, if applicable, as he deems appropriate. Shareholders may also contact our only director who is a member of management, Mr. Robert W. Best, Chairman, President and Chief Executive Officer, by mail at Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205, by email at robert.best@atmosenergy.com or by telephone at 972-934-9227.

Committees of the Board of Directors

Standing Committees.    We have certain standing committees, each of which is described below. The Executive Committee consists of the chairpersons of each of our standing committees and our presiding director, Mr. Vaughan. Current members of the Executive Committee are Messrs. Bain, Busbee, Gordon, Nichol and Vaughan. Mr. Vaughan, as presiding director, serves as chairman of the committee. In accordance with our bylaws, the Executive Committee has, and may exercise, all of the powers of the Board of Directors during the intervals between the Board’s meetings, subject to certain limitations and restrictions as set forth in the bylaws or as may be established by resolution of the Board from time to time. The Executive Committee held no meetings during fiscal 2007.

The Board has established a separately-designated standing Audit Committee in accordance with applicable provisions of the Securities Exchange Act of 1934. The Audit Committee consists of Ms. Quinn and Messrs. Bain, Busbee, Cardin and Dr. Meredith. Mr. Busbee serves as chairman of the committee. The Board has determined that each member of the committee satisfies the independence requirements of the NYSE. The Audit Committee oversees our accounting and financial reporting processes and procedures; reviews the scope and procedures of the internal audit function; appoints our independent registered public accounting firm and is responsible for the oversight of its work and the review of the results of its independent audits. The Audit Committee held five meetings during the last fiscal year and has adopted a charter, which it follows in conducting its activities. The committee’s charter is available on the Corporate Governance page of our Web site at www.atmosenergy.com.

The Human Resources Committee (“HR Committee”) consists of Messrs. Bain, Busbee, Garland, Gordon and Nichol, with Mr. Douglas being appointed to the committee effective November 8, 2007. Mr. Gordon serves as chairman of the committee. The Board has determined that each member of the committee satisfies the independence requirements of the NYSE. This committee reviews and makes recommendations to the Board regarding executive compensation policy and strategy and specific compensation recommendations for the Chief Executive Officer as well as our other officers and division presidents. This committee has retained the worldwide consulting firm of Towers Perrin to serve as its independent compensation advisor, which is directly accountable to the HR Committee for the performance of its consulting services. In addition, the committee determines, develops and makes recommendations to the Board regarding severance agreements, succession planning and other related matters concerning our Chief Executive Officer as well as other officers and division presidents. This committee also administers our LTIP and Annual Incentive Plan for Management (the “Incentive Plan”.) During the last fiscal year, the HR Committee held four meetings. The committee has adopted a charter, which it follows in conducting its activities. The committee’s charter is available on the Corporate Governance page of our Web site at www.atmosenergy.com.

The Nominating and Corporate Governance Committee consists of Ms. Quinn, Messrs. Cardin, Gordon, Nichol, Ware and Dr. Meredith. Mr. Nichol serves as chairman of the committee. The Board has determined that each member of the committee satisfies the independence requirements of the NYSE. This committee makes recommendations to the Board regarding the nominees to be submitted to our shareholders for election at each annual meeting of shareholders, selects candidates for consideration by the full Board to fill any vacancies on the Board, which may occur from time to time, and oversees all of our corporate governance matters. The committee held four meetings during the last fiscal year. The committee has adopted a charter, which it follows in conducting its activities. The committee’s charter is available on the Corporate Governance page of our Web site at www.atmosenergy.com.

The Work Session/Annual Meeting Committee consists of Messrs. Bain, Douglas, Garland, Nichol, Springer and Ware. Mr. Bain serves as chairman of the committee. This committee selects the site and plans the meeting and agenda for the special meeting of the Board held each year for the purpose of focusing on long-range planning and corporate strategy issues and selects the site for the annual meeting of shareholders. During the last fiscal year, the Work Session/Annual Meeting Committee held two meetings.

Other Board and Board Committee Matters

Human Resources Committee Interlocks and Insider Participation.    As discussed above, the members of the HR Committee during the last fiscal year were Messrs. Bain, Busbee, Garland, Gordon and Nichol. None of such persons were, during fiscal 2007, or previously, an officer or employee of the Company or any of our subsidiaries. In addition, there were no interlocking relationships between any executive officer of the Company and any other corporation during fiscal 2007.

Attendance at Board Meetings.    During fiscal 2007, our Board held 13 meetings and each director, other than Mr. Douglas who was elected to the Board effective November 8, 2007, attended at least 75 percent of the aggregate of (a) all meetings of the Board and (b) all meetings of the committees of the Board on which such director served. In addition, all members of our Board attended the 2007 annual meeting of shareholders in Nashville, Tennessee on February 7, 2007. We strongly support and encourage each member of our Board to attend our annual meeting of shareholders.

DIRECTOR COMPENSATION

Annual Compensation.    As compensation for serving as a director during fiscal 2007, each of our non-employee directors receive an annual retainer of $35,000. Beginning October 1, 2007, each of our non-employee directors will receive an annual retainer of $37,500. Since June 1, 2007, our presiding director, Mr. Vaughan, has received an annual fee of $25,000 for additional services he performs in connection with those duties. Each non-employee director receives a fee of $1,500 per meeting for attendance at each meeting of the Board or Board committee as well as any other Company-related business meeting, excluding telephone conference meetings. The fee paid to non-employee directors for participation in any telephonic conference meeting is one-half of the regular meeting fee. Committee chairpersons are also paid an additional annual fee of $5,000 for additional services performed in connection with their committee duties and responsibilities. All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. A director who is also an officer or employee receives no compensation for his or her service as a director. We provide business travel accident insurance for non-employee directors and their spouses. The policy provides $100,000 coverage to directors and $50,000 coverage to their spouses per accident while traveling on Company business.

The following table sets forth all compensation paid to our non-employee directors in fiscal 2007.

Director Compensation for Fiscal Year 2007

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(c)	All Other Compensation ($)(d)	Total ($)
Travis W. Bain II	98,215	95,132	—	—	6,562	—	199,909
Dan Busbee	77,500	95,685	—	—	—	—	173,185
Richard W. Cardin	67,250	86,289	—	—	—	—	153,539
Thomas J. Garland	62,000	92,898	—	—	—	—	154,898
Richard K. Gordon	67,584	74,820	—	—	—	—	142,404
Gene C. Koonce(e)	20,917	73,295	—	—	—	—	94,212
Dr. Thomas C. Meredith	22,387	125,897	—	—	924	—	149,208
Phillip E. Nichol	78,250	96,379	—	—	—	—	174,629
Nancy K. Quinn	66,500	69,412	—	—	—	—	135,912
Stephen R. Springer	60,500	66,633	—	—	—	—	127,133
Charles K. Vaughan	85,833	96,991	—	—	—	—	182,824
Richard Ware II	26,299	119,801	—	—	—	—	146,100

(a)	Non-employee directors may defer all or a part of their annual cash retainer and meeting fees under our Directors Plan. During fiscal 2007, $93,720 of the total amount payable for directors’ fees was deferred, at the election of two of our directors, under our Directors Plan. Mr. Bain and Dr. Meredith elected to defer all or a portion of their director fees in fiscal 2007, as described in the table immediately below. Deferred amounts are invested, at the election of the participating director, either in a stock account or a cash account. Amounts in a cash account earn interest at a rate equal to the 10 year U.S. Treasury Note rate on the first day of the plan year (January 1) plus 250 basis points. The amounts shown above for Mr. Bain and Dr. Meredith include interest earned during fiscal 2007 on the accumulated balances of their respective cash accounts, payable monthly (not including the portion of interest earned that is attributable to above-market rate of interest. See footnote (c) below). Deferrals of amounts in the stock account are treated as though the deferred amounts are invested in our common stock at the fair market value (average of the high and low prices as reported on the NYSE Consolidated Tape) on the date earned. Amounts in the stock account earn the equivalent of dividends declared on our common stock, reinvested in shares of our common stock based on the fair market value of our common stock on the last trading day of the month in which dividends are paid to our shareholders. Shares of our common stock equal to the number of share units in a director’s stock account are issued to such director under our Directors Plan on the last day of the director’s service or a later date selected by the director.

(b)	The amounts in this column reflect the compensation cost of awards recognized for financial statement reporting purposes for fiscal 2007, in accordance with Statement of Financial Accounting Standards No. 123, as revised (123R), for share unit awards accrued by directors under the Directors Plan for service on our Board or a Board committee in fiscal 2007. The share units do not contain restrictions and are valued based on the average of the high and low price of our common stock, as reported on the NYSE Consolidated Tape on the date of grant. The Company recognizes compensation cost (which is the same as the grant date fair value of these share units) for share units accrued for each non-employee director over a 12-month period following the grant date. Dividend equivalents accrued on share unit awards are included in the amounts reported for share unit awards.

The amounts described above also reflect the compensation cost of shares of stock issued under our Non-Employee Directors Stock-for-Fee Plan (“Stock-for-Fee Plan”) to directors who elected to receive their directors’ fees in the form of shares of stock in lieu of cash retainers and meeting fees for service on our Board or a Board committee in fiscal 2007. These shares do not contain restrictions on the grant date and are valued based on the closing price as reported on the NYSE Consolidated Tape on the final day of the previous fiscal quarter. The Company recognizes compensation cost (which is the same as the grant date fair value of these shares) for such shares over a 12-month period following the grant date.

(c)	Represents the amount of above-market portion of interest earned during fiscal 2007 on the accumulated amount of Board fees deferred to cash accounts. Interest considered above-market is the incremental rate of interest earned above 120 percent of the 10-year U.S. Treasury Note rate, which is reset on January 1 each year.

(d)	No director received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2007.

(e)	Mr. Koonce served as a director during fiscal 2007 until his retirement on February 7, 2007, following our 2007 annual meeting of shareholders.

The following table sets forth, for each participating non-employee director, the amount of director compensation deferred during fiscal 2007 and cumulative deferred compensation as of September 30, 2007.

Director Deferred Board Fees for Fiscal Year 2007

Director	Board Fees Deferred to Stock Account in 2007 ($)	Dividend Equivalents Earned on Stock Account and Reinvested in 2007 ($)(a)	Cumulative Board Fees Deferred to Stock Account at September 30, 2007 ($)	Board Fees Deferred to Cash Account in 2007 ($)	Interest Earned on Cash Account in 2007 ($)(b)	Cumulative Board Fees Deferred to Cash Account at September 30, 2007 ($)(b)
Travis W. Bain II	—	—	—	80,500	24,277	394,257
Dr. Thomas C. Meredith	—	1,827	35,303	13,220	3,323	55,253

(a)	Dividend equivalents earned on amounts of share units in the stock account are reinvested in additional share units based on the average of the high and low trading prices of our common stock as reported on the NYSE Consolidated Tape on last trading day of the month in which dividends are paid to our shareholders.

(b)	Includes interest earned on accumulated amount of Board fees deferred to the cash account, including deferrals made to cash account in fiscal 2007, at a rate equal to the 10-year U.S. Treasury Note rate on the first day of the plan year (January 1) plus 250 basis points.

The following table sets forth the number of share units issued to our non-employee directors during fiscal 2007 for service on our Board or a Board committee, the number of share units earned as dividend equivalents during fiscal 2007 and the aggregate number of share units awarded to each director. The table also shows the amount of shares granted to directors in fiscal 2007 who elected to take all or a portion of their directors’ fees in stock under our Stock-for-Fee Plan along with the aggregate number of such shares received by participating directors as of September 30, 2007.

Director Share Unit and Stock-for-Fee Awards

for Fiscal Year 2007

Director	Share Units Awarded (#)	Share Units Earned as Dividend Equivalents (#)(a)	Shares Received as Stock-for-Fee Awards (#)(b)	Aggregate Grant Date Fair Value ($)	Aggregate Share Units Awarded (#)	Aggregate Shares Received as Stock-for-Fee Awards (#)
Travis W. Bain II	2,000	1,069		95,132	27,056
Dan Busbee	2,000	1,087		95,685	27,500	2,728
Richard W. Cardin	2,000	778		86,289	19,957
Thomas J. Garland	2,000	995		92,898	25,262	1,890
Richard K. Gordon	2,000	401		74,820	10,749
Gene C. Koonce	2,000	305		73,295	32,916
Dr. Thomas C. Meredith	2,000	783	1,303	125,897	18,613	6,666
Phillip E. Nichol	2,000	1,110		96,379	28,058
Nancy K. Quinn	2,000	223		69,412	6,408
Stephen R. Springer	2,000	131		66,633	4,176
Charles K. Vaughan	2,000	1,131		96,991	28,567
Richard Ware II	2,000	730	1,150	119,801	18,799	10,661

(a)	Share units earned as dividend equivalents are calculated based on the average of the high and low trading prices of our common stock as reported on the NYSE Consolidated Tape on the last trading day of each quarter.

(b)	Shares received as Stock-for-Fee awards are paid in arrears of the quarter in which they are earned. The number of shares awarded equals the amount of fees divided by the closing price as reported on the NYSE Consolidated Tape on the last day of the quarter in which such fees are earned. Only whole shares may be issued; fractional shares are paid in cash.

AUDIT COMMITTEE-RELATED MATTERS

Independence of Audit Committee Members, Financial Literacy and Audit Committee Financial Experts

In addition to being independent based on the NYSE listing standards, applicable NYSE and SEC rules and regulations require that each member of an audit committee satisfy additional independence and financial literacy requirements, and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied if the Board determines that at least one Audit Committee member is an “audit committee financial expert” within the meaning of applicable SEC rules and regulations. Generally, the additional independence requirements provide that (i) a member of the Audit Committee, or his or her immediate family members, are prohibited from receiving any direct or indirect compensation or fee from the Company or its affiliates and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. An “immediate family member” is defined by applicable NYSE rules to include a director’s spouse, parents, children, siblings and in-laws of the director, as well as anyone else (other than domestic employees) who shares such director’s home.

Generally, the financial literacy requirements provide that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies. Also, audit committee financial experts must have five additional attributes, which are (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting, and (v) an understanding of how an audit committee functions.

Based on its review of the independence, financial literacy and financial expert requirements discussed above as well as its review of their individual backgrounds and qualifications, the Board has determined that all members of the Audit Committee satisfy the additional independence and financial literacy requirements imposed by the SEC and NYSE for members of an audit committee. The Board has also designated Ms. Quinn and Messrs. Busbee and Cardin each as an “audit committee financial expert,” as such term is defined by applicable rules and regulations of the SEC. As provided by the safe harbor contained in applicable SEC rules and regulations, our audit committee financial experts will not be deemed “experts” for any purpose as a result of being so designated. In addition, such designation does not impose on such persons any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such persons as members of the Audit Committee or the Board in the absence of such designation. Such designation also does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

Audit Committee Report

The Audit Committee is composed of five directors who are independent directors as required by and in compliance with all applicable listing standards of the NYSE as well as all applicable rules and regulations of the SEC. The committee acts under a written charter adopted by the Board, which sets forth its detailed responsibilities and duties, as well as requirements for the committee’s composition and meetings. A copy of the charter is available on the Corporate Governance page of the Company’s Web site at www.atmosenergy.com.

The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the financial reporting process, including systems of internal control over financial reporting and disclosure controls and procedures. Ernst & Young LLP, our independent registered public accounting firm, is responsible for (i) expressing an opinion, based on its audit, as to the conformity of the audited financial statements with generally accepted accounting principles and (ii) expressing an opinion, based on its audit, on both management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s 2007 Annual Report on Form 10-K with both management and Ernst & Young LLP, which included a discussion of the critical accounting policies and practices used by the Company, and alternative treatments of financial information within generally accepted accounting principles, if any, and their effects, including the treatments preferred by the independent registered public accounting firm, if applicable. In addition, the committee reviewed all other material communications between the Company and the independent registered public accounting firm.

Management has represented to the Audit Committee that the Company’s internal control over financial reporting is effective. The committee then reviewed and discussed management’s assessment with management and Ernst & Young LLP. The committee also discussed with Ernst & Young LLP its report on the Company’s internal control over financial reporting as well as the matters required to be discussed under generally accepted auditing standards, including those matters set forth in Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T.

In addition, the Audit Committee has received and reviewed the written disclosures and letter from Ernst & Young LLP, which are required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with Ernst & Young LLP the firm’s independence, as well as those disclosures related to the independence of the Company’s independent registered public accounting firm required by the provisions of the Sarbanes-Oxley Act of 2002 and related rules and regulations of the SEC. The committee has also considered the fees paid to Ernst & Young LLP during the last fiscal year for audit and non-audit services and has determined that the non-audit services provided are compatible with the firm’s independence and are in compliance with applicable law.

The Audit Committee has also discussed with KPMG LLP, which provides internal audit services to the Company, and Ernst & Young LLP, the overall scope and plans for their respective audits. The committee periodically meets with both firms, with and without management present, to discuss the results of their examinations, the assessments of the Company’s internal control over financial reporting, as well as the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (which the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2007 for filing with the SEC. The committee has also selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year, which selection will be submitted to our shareholders for their ratification at our 2008 annual meeting of shareholders.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Dan Busbee, Chairman

Travis W. Bain II

Richard W. Cardin

Dr. Thomas C. Meredith

Nancy K. Quinn

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a pre-approval policy relating to the provision of both audit and non-audit services by our independent registered public accounting firm, Ernst & Young LLP. Our Audit Committee Pre-Approval Policy provides for the pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy on an annual basis. Such services are pre-approved up to a specified fee limit. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require separate approval by the Audit Committee must be submitted to the Audit Committee by both our Chief Financial Officer and the independent auditor and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee did not delegate any such pre-approval authority in fiscal 2007. The Audit Committee pre-approved all of the audit, audit-related and tax fees for services performed by Ernst & Young LLP in fiscal 2007 in accordance with such pre-approval policy. The Audit Committee further concluded that the provision of these services by Ernst & Young LLP was compatible with maintaining its independence. The Audit Committee Pre-Approval Policy is available on the Corporate Governance page of our Web site at www.atmosenergy.com.

OTHER MATTERS

Other Business

We know of no other business that may come before the annual meeting. However, if any other matters are properly brought before the meeting by the management or any shareholder, it is the intention of each person named in the accompanying proxy to vote such proxy in accordance with his judgment on such matters. The proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Shareholder Proposals

In the event a shareholder intends to present a proposal at our annual meeting of shareholders on February 6, 2008, he or she must be a shareholder of record on the record date, December 10, 2007, who shall continue to be entitled to vote at the annual meeting and who mails a notice of such proposal so that it is received by the Corporate Secretary at our principal executive offices by January 15, 2008. In the event a shareholder intends to present a proposal at our 2009 annual meeting of shareholders, in order for such proposal to be included in our proxy statement relating to such meeting, it must be received by the Corporate Secretary at our principal executive offices no later than August 22, 2008, and it must be prepared according to applicable law, as determined by the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we will discuss our executive compensation objectives and strategy, the elements of compensation that we provide to our named executive officers, and the analysis we employed in reaching the decisions to pay the specific amounts and types of executive compensation discussed. Later in the proxy statement under the heading “Named Executive Officer Compensation,” beginning on page 28, we have presented a series of tables containing specific information about the compensation paid to or earned by our named executive officers in fiscal 2007 as well as more information on many of our executive officer compensation programs. The discussion below is intended to assist you in understanding the information provided in the tables and putting that information into context.

Our executive compensation program is built upon the strategy of “Total Rewards,” which we adopted in 1998. Total Rewards is a comprehensive view of the various compensation plans and employee benefits that comprise the total package of compensation that is offered to our officers, including the five named executive officers in this proxy statement, division presidents and other key employees. The Total Rewards strategy is based on the payment of direct compensation, composed of base salary, annual and long-term compensation, being targeted at the 50th percentile of such compensation for equivalent positions at companies of comparable size in the gas distribution operations sector, who are companies in our peer group, as discussed below. We believe this strategy also fosters a philosophy of “pay for performance” through the use of both annual and long-term incentive plans. Our Total Rewards strategy, in which we limit the use of executive benefits and perquisites, is reviewed each year and updated as needed by the HR Committee with assistance from its independent compensation advisor, the consulting firm of Towers Perrin.

Executive Compensation Objectives and Strategy

Our executive compensation program is designed to ensure that the interests of our executive officers are closely aligned with those of our shareholders. At the same time, and in consideration of our ownership of regulated natural gas distribution properties and related nonregulated operations, our executive compensation program considers the interests of both our regulated and nonregulated customers. We believe that our executive compensation program is effective in allowing the organization to attract and retain highly-qualified senior management who can deliver outstanding performance.

As discussed above, our executive compensation program is built on the Total Rewards strategy and is founded upon the following principles:

•

Our compensation strategy should be aligned with the overall business strategy of focusing upon growth opportunities in both regulated and nonregulated business operations, while seeking ongoing improvements in operating efficiencies and service levels.

•

Overall pay targets should reflect the intent to pay executive base salaries at the 50th percentile of the competitive market practice with targeted total cash and targeted total direct compensation to be paid at the 50th percentile of competitive market practice, if established performance targets are reached.

•

Key executives charged with the responsibility for establishing and executing business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value and include upside potential with commensurate downside risk.

•

Incentive compensation plans, to the extent that they are practical and consistent with our overall corporate business strategy, should comply with Section 162(m) of the Internal Revenue Code so that full income tax deductions for executive compensation may be utilized.

•

Stock ownership is an important component of our executive compensation strategy and should more closely align executives’ interests with those of shareholders. To facilitate stock ownership for executives, stock-based incentive vehicles should be utilized, along with voluntary share ownership guidelines.

•	Our compensation strategy should continue to emphasize stock-based incentives and related long-term incentive opportunities, with limited emphasis upon perquisites and other personal benefits.

Executive Compensation Consultant

As permitted in its charter, the HR Committee has retained the worldwide consulting firm of Towers Perrin to serve as its independent compensation advisor, which is directly accountable to the committee for the performance of its consulting services. A senior consultant from Towers Perrin generally attends the regularly scheduled committee meetings, which occurred four times in fiscal 2007. In its role as the advisor to the committee, Towers Perrin annually presents reports to the committee on (i) executive compensation philosophy and strategy, (ii) evaluation of Company executive pay levels compared to the pay levels of comparable companies, (iii) benchmarking and determination of non-employee director compensation, and (iv) a critique of incentive compensation plans and the establishment of target opportunities for participants in the plans. Towers Perrin also provides to the committee assistance with and guidance regarding performance measures and the performance management principles under the incentive plans, as well as advice regarding rules, regulations and developments relating to executive compensation.

Management’s Role in Setting Executive Compensation

For fiscal 2007, Mr. Best recommended to the HR Committee compensation for Messrs. Reddy, Cocklin, Gregory and Johnson, while Towers Perrin recommended to the committee the compensation of Mr. Best. Mr. Best may be present during a portion of the committee’s meetings on executive compensation. However, Mr. Best and any other members of management in attendance at committee meetings are excused when Mr. Best’s compensation is discussed and decisions regarding his compensation are reached by the committee. Messrs. Reddy, Cocklin, Gregory and Johnson attend the committee’s meetings except when compensation of the executive officers is discussed. All decisions by the HR Committee concerning executive compensation are subject to approval by the Board.

Competitive Compensation Benchmarking

We operate in a competitive environment for talented executives. Towers Perrin, in its role as the independent compensation consultant to the HR Committee, provided a comprehensive review of the compensation program elements and pay levels for companies with similar business content and of comparable revenue and market capitalization. The competitive compensation benchmarking included assessments of all elements of compensation for the five named executive officers, all corporate officers, division presidents and other key management employees, as well as the compensation program for the non-employee directors serving on the Board.

The competitive compensation benchmarking reviewed by the HR Committee primarily was based on competitive compensation levels and program elements, including base salary, annual incentive compensation and long-term incentive compensation from the peer group of the following 13 public companies with significant gas distribution operations. This set of peer group companies was also used to benchmark annual share utilization data, stock overhang and market capitalization data for long-term incentive compensation analysis. The committee reviewed the metrics of this select peer group to confirm that such companies were reasonable peers to the Company in terms of business operations, annual revenue size, market capitalization and overall financial performance.

AGL Resources Inc.	ONEOK, Inc.
CenterPoint Energy Resources	Peoples Energy Corporation
CMS Energy Corporation	Piedmont Natural Gas Company, Inc.
Equitable Resources, Inc.	Questar Corporation
KeySpan Corporation	Vectren Corporation
Nicor, Inc.	WGL Holdings, Inc.
NiSource, Inc.

Towers Perrin also provided to the HR Committee private survey data compiled from more than 90 gas and electric utility companies, entitled the “U.S. CDB Energy Services Executive Database—2007 Report”, the 2006 American Gas Association Executive Compensation Survey, in which executive compensation data was collected from 60 companies with gas distribution operations, and information on general industry compensation data gathered by Towers Perrin, all as a secondary source of competitive compensation data primarily to help validate the benchmarking data from the peer group.

Elements of Executive Compensation

The following discussion contains a description of the various elements of executive compensation we have provided to our named executive officers, as well as an analysis of why we pay each element, how we determine the amount we pay under each element and how each element fits into our overall compensation objectives. Additional information on long-term incentive compensation, as well as retirement and change in control benefits may be found below beginning with “1998 Long-Term Incentive Plan” on page 29.

Base Salary.    The amount of base salary paid to each named executive officer is a major determinant of the amounts of all other elements of compensation paid to our named executive officers. Positions are compared on the basis of job content to similar positions to companies in the peer group. Salary ranges are reviewed on an annual basis, and proposed salary ranges are presented to the HR Committee for its review and consideration in October of each year. The midpoint of each salary range is designed to approximate the 50th percentile of base salaries of such comparable companies. Our Chief Executive Officer provided the HR Committee with an oral presentation discussing his individual performance and contributions, along with a subjective performance evaluation of each named executive officer that reflected individual goals and areas of accountability. Each named executive officer’s final base salary for 2007 was established by the committee after considering the competitive benchmarking data for each position as discussed above, the committee’s subjective evaluation of the performance of each named executive officer, the Company’s overall salary increase budget and related salary increase guidelines established by the Company as well as current economic conditions. Generally, the base salary for each named executive officer as finally determined by the

HR Committee for 2007 was the salary range midpoint for his pay grade, based upon the factors discussed above. The HR Committee believes that the base salaries as finally determined for each of the named executive officers are competitive with salaries offered for similar positions by companies in our peer group and are consistent with our Total Rewards strategy.

Annual Incentive Compensation.    We believe it is important to give our named executive officers a direct financial incentive to maximize our financial performance each year. Through our Annual Incentive Plan for Management (“Incentive Plan”), we provide our named executive officers, along with other officers, division presidents and other key management employees, an opportunity to earn an annual bonus based upon our actual financial performance each year. The Incentive Plan, which has been designed to comply with Section 162(m) of the Internal Revenue Code, is based on our ability to achieve a target level of earnings per share (“EPS”) each year. The EPS performance measurement is the lynchpin of both our annual and long-term compensation programs. The HR Committee believes that EPS is the most appropriate measurement of our financial performance both on an annual and long-term basis, as it reflects the growth of both our regulated and nonregulated operations and any changes in the value of our shareholders’ investment in the Company. EPS is also one of the most well-known measurements of overall financial performance, which is commonly used by financial analysts as well as the investing public. The committee feels that utilization of this measurement as the basis for our incentive compensation programs maximizes the alignment of the interests of the participants in the Incentive Plan and the LTIP, including our named executive officers, with the interests of our shareholders.

For fiscal 2007, the HR Committee utilized competitive compensation benchmarking to establish an annual target opportunity expressed as a percentage of base salary for each participant in the Incentive Plan. The Incentive Plan targets for fiscal 2007 for each of the five named executive officers were as follows:

Name	Fiscal Year 2007 Incentive Plan Target (as % of Base Salary)
Robert W. Best	80%
John P. Reddy	55%
Kim R. Cocklin	55%
Louis P. Gregory	45%
Mark H. Johnson	55%

At its meeting in October 2006, the HR Committee established the threshold, target and maximum performance levels of EPS presented below, upon which the Incentive Plan’s awards would be based for fiscal 2007. The target EPS goal was based on our annual business plan and budget and took into account such factors in our regulated operations as the allowed rate of return in our established service areas, natural gas pricing, budgeted capital expenditures, expected growth within our service areas, competitive factors from other service providers and other subjective considerations. In addition, the target EPS goal took into account earnings expected from our nonregulated operations, including earnings from the provision of natural gas management and marketing services to municipalities, other local gas distribution companies and industrial customers as well as the provision of natural gas transportation and storage services to certain of our natural gas distribution divisions and third parties.

The HR Committee set a target EPS goal of $1.90 for fiscal 2007. A threshold level of performance was established at an EPS amount of $1.68. If we had earned an EPS amount of $1.68 for fiscal 2007, participants in the Incentive Plan would have earned an award equal to 50 percent of their expressed target award (as a specified percentage of base salary). If we had earned an EPS that was less than $1.68, no awards would have been paid to any participant under the Incentive Plan. The maximum payout opportunity under the Incentive Plan would have resulted in the named executive officers receiving an award equal to 200 percent of their target award, or a total of 90 to 160 percent of their respective base salaries, depending on each officer’s pay grade. To achieve a maximum award under the Incentive Plan, we would have had to earn an equivalent of $2.12 in EPS. For our actual performance level attainment, which fell between the threshold and maximum levels of EPS, straight-line interpolation was used to calculate the level of award.

For fiscal 2007, we earned an EPS of $1.92. This performance attainment resulted in the named executive officers receiving awards equal to 109 percent of their respective target awards. The HR Committee has the discretion under the Incentive Plan to make downward adjustments to earned awards but may not make upward adjustments. In fiscal 2007, the committee did not use its discretion to make negative adjustments to any awards for any participant in the Incentive Plan, including the named executive officers.

For each of the last three fiscal years prior to fiscal 2007, we exceeded our target level of performance based on EPS, with the payouts to participants averaging 120 percent of their target awards each year. Our EPS target levels under the plan have historically increased between 4-6 percent each year and typically have been within the range of announced EPS guidance provided to the public in November of each year. The following table is a summary of the performance targets and actual performance attainment for the Incentive Plan for fiscal 2007:

Performances	Company EPS Performance	Percent (%) of Target Award Earned
Below Threshold	Less than $1.68	No award
Threshold	$1.68	50%
Target	$1.90	100%
Actual EPS Earned	$1.92	109%
Maximum	$2.12	200%

Long–Term Incentive Compensation.    Since fiscal 2004, we have used time-lapse restricted shares with a three-year vesting period, and performance-based restricted stock units that are subject to a three-year performance criteria expressed as a cumulative EPS target amount, as our two forms of long-term incentive compensation. The Board awarded grants in May 2007 with approximately 50 percent of the targeted long-term value in the form of time-lapse restricted shares with the remaining 50 percent in the form of performance-based restricted stock units. See the discussion below under “1998 Long-Term Incentive Plan” beginning on page 29 for more information on our long-term incentive compensation and the Grants of Plan-Based Awards table on page 31 for information on the number and value of the grants made in fiscal 2007. We based the actual number and value of awards granted on competitive compensation benchmarking of grants made by the companies in our peer group, as discussed above.

The HR Committee believes that the payment of long-term incentive compensation in the form of grants of time-lapse restricted stock promotes and encourages long-term retention and service to the Company and better aligns the interests of our named executive officers with those of our shareholders through increased share ownership. The committee also feels that the grants of performance-based restricted stock units, as measured by cumulative EPS over a three year performance period, provide a balanced approach to long-term compensation by providing more incentive-based opportunities to our named executive officers to reward them based on improved financial performance of the Company. This approach should also better align the interests of our named executive officers with those of our shareholders through promoting improved financial performance of the Company along with increased share ownership.

With respect to the Company’s actual performance during prior performance periods, the first grants of performance-based restricted stock units were awarded in April 2004 for the fiscal 2004-2006 performance period. For that period, the Company achieved a cumulative EPS amount of $5.12, compared to the cumulative EPS target amount of $5.10. Since the performance level attained was between target and maximum, straight-line interpolation was used to compute the actual number of performance-based restricted stock units earned. Therefore, the participants, including the named executive officers, earned a total number of performance-based restricted stock units equal to 112 percent of the target plus dividend equivalents, in the form of shares of common stock issued in November 2006.

The Board also awarded grants of performance-based restricted stock units in May 2005 for the fiscal 2005-2007 performance period. The Company achieved a cumulative EPS amount for that period of $5.46 compared to the cumulative EPS target of $5.30. Since the performance level attained was between target and maximum, straight-line interpolation was again used to compute the actual number of performance-based restricted stock units earned. Therefore, the participants, including the named executive officers, earned a total number of performance-based restricted stock units equal to 140 percent of the target plus dividend equivalents in the form of shares of common stock issued in November 2007. The following table sets forth the three-year performance criteria for fiscal 2005-2007:

Performance-Based Restricted Stock Units

Fiscal Years 2005-2007 Cumulative EPS Targets

	Below Threshold	Threshold	Target	Maximum
Three-Year Cumulative EPS	<$5.10	$5.10	$5.30	$5.50
Percent of Award Earned	None	50%	100%	150%

In addition, the Board awarded grants of performance-based restricted stock units in May 2006 for the fiscal 2006-2008 performance period, which will end on September 30, 2008 and in May 2007 for the fiscal 2007-2009 performance period, which will end on September 30, 2009. As discussed above, the cumulative EPS targets have historically represented a growth in EPS of 4-6 percent per year, on average. Accordingly, the threshold, target and maximum amounts have been increased proportionately for each succeeding performance period.

Retirement Benefits.    Our Pension Account Plan serves as the foundation of retirement benefits for our named executive officers. It is a qualified, cash balance defined benefit pension plan. Benefits under this plan become vested and non-forfeitable after completion of five years of continuous employment, although the plan will be amended effective January 1, 2008 to provide for vesting of benefits after three years of continuous employment, in accordance with the provisions of the Pension Protection Act of 2006. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the Summary Compensation Table on page 28 could be considered eligible compensation in determining benefits.

Our named executive officers also participate in one of two supplemental retirement plans, which provide retirement benefits (as well as supplemental disability and death benefits) to all our officers and division presidents. A participant in either supplemental plan who has been an officer or division president for at least two years, is vested in the Pension Account Plan and has attained age 55 is entitled to a supplemental pension in an amount that, when added to his or her pension payable under the Pension Account Plan, equals 60 percent of his compensation (75 percent of compensation in the case of Mr. Best), subject to reductions for less than ten years of vesting service and for retirement prior to age 62. Each of the supplemental plans provides that the participants will receive annual compensation upon their retirement, including amounts payable under the Pension Account Plan, that will generally be equal to the sum of the amount of the participant’s last annual base salary and the amount of his last award under the Incentive Plan. The HR Committee believes that these retirement benefits at the amounts provided are an important component of the total compensation and benefits we provide under our Total Rewards strategy and are critical in ensuring that our overall executive compensation package remains competitive with packages offered by other major public companies in our industry in attracting and retaining highly qualified executives to serve in our named executive officer positions. See the discussion below under “Retirement Plans” beginning on page 33 for more information on our retirement benefits.

Change in Control Benefits.    We have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally below under “Change in Control Severance Agreements” beginning on page 36). The severance agreement for each named executive officer generally provides that the Company will pay such officer a lump sum severance payment equal to 2.5 times his total compensation (annual base salary and average bonus). Such amount is grossed up for any excise taxes or any resulting income or other taxes due the Internal Revenue Service. We provide this benefit to our named executive officers because the HR Committee believes it is an important to offer a certain degree of financial security to our highly qualified executives in the event of organizational and personnel changes that frequently follow a change in control. The provision of such a benefit at the amounts provided is necessary to remain competitive with other major public companies in our industry and continue to attract and retain highly qualified executives to serve in our named executive officer positions.

Share Ownership Guidelines

We have adopted share ownership guidelines for our named executive officers, along with other officers and division presidents, which are voluntary and are intended to be achieved by each officer over the course of five years. The HR Committee strongly advocates executive share ownership as a means by which to better align the interests of our executives with those of our shareholders and monitors compliance with the ownership guidelines each year. The Chief Executive Officer has a guideline to reach a share ownership position of five times his base salary over the course of five years, with other executive officers having share ownership guidelines ranging from 1.5 to 2.5 times base salary. The share ownership positions of our officers include shares of unvested time-lapse restricted stock but do not include stock options or unvested performance-based restricted stock units. In order to ensure that officers bear the full risk of stock ownership, our corporate policy and the policy of the committee prohibits officers from engaging in hedging transactions related to our common stock or from pledging or creating a security interest in any Company shares that they may hold. Each of the named executive officers has achieved his individual ownership objective.

Additional Information

The compensation of our Chief Executive Officer, Mr. Best, is higher than that of any of our other named executive officers, primarily in recognition of his level of responsibility and the competitive market data for chief executive officers of comparably-sized gas distribution companies in our peer group, as discussed under “Competitive Compensation Benchmarking” above beginning on page 21, along with a higher annual target incentive opportunity and long-term incentive award value based upon competitive marketplace considerations. However, Mr. Best, as the Chief Executive Officer, participates in all the same compensation plans and is subject to the same performance measurement determinations under the incentive compensation plans as all of our other officers. We do not have any individual compensation policies or plans that are not applied consistently to all of our officers.

We also do not have a policy under which the annual levels of compensation, and the grant of both Incentive Plan and LTIP awards, are adjusted each year to reflect the projected gains that may be realized by an executive officer from stock-based compensation. Each year, the establishment of target opportunities in incentive compensation is based solely upon competitive market conditions and the other factors discussed above.

FISCAL YEAR 2007 REPORT OF THE HUMAN RESOURCES COMMITTEE

The Human Resources Committee of the Board of Directors has the responsibility for reviewing, and recommending to the full Board of Directors, the Company’s executive compensation programs. The committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE.

In this context, the committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted by the members of the Human Resources Committee of the Board of Directors:

Richard K. Gordon, Chairman

Travis W. Bain II

Dan Busbee

Thomas J. Garland

Phillip E. Nichol

NAMED EXECUTIVE OFFICER COMPENSATION

Summary Compensation

The following table shows all compensation for the named executive officers serving as such on September 30, 2007.

Summary Compensation Table for Fiscal Year 2007

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(c)	All Other Compensation ($)(d)	Total ($)
Robert W. Best Chairman of the Board, President and Chief Executive Officer	2007	790,262	—	2,299,801	—	698,200	2,960,142	77,865	6,826,270
John P. Reddy Senior Vice President and Chief Financial Officer	2007	399,470	—	804,897	—	242,200	629,884	49,462	2,125,913
Kim R. Cocklin Senior Vice President, Regulated Operations	2007	384,591	—	1,251,693	—	232,900	342,657	147,079	2,358,920
Louis P. Gregory Senior Vice President and General Counsel	2007	291,375	—	402,609	—	144,400	253,591	31,233	1,123,208
Mark H. Johnson Senior Vice President, Nonregulated Operations	2007	303,970	—	306,239	—	187,700	176,464	19,511	993,884

(a)	In accordance with applicable SEC rules, the valuation of stock awards in this table is based upon the compensation cost of awards recognized for financial statement purposes for fiscal 2007 under Statement of Financial Accounting Standards No. 123, as revised (FAS 123R). The compensation cost reported in this table reflects the fair value of time-lapse restricted stock granted during fiscal 2004-2007 and performance-based restricted stock units granted during fiscal 2005-2007 and excludes any estimate of forfeitures related to service vesting conditions, in accordance with SEC rules. The fair value of both time-lapse restricted stock and performance-based restricted stock units for the purposes of FAS 123R was determined based on the average of the high and low prices of our common stock on the grant date as reported on the NYSE Consolidated Tape, plus the value of dividend equivalents for performance-based restricted stock units. The costs associated with these stock awards are recognized on a straight-line basis over the requisite service period. The amount for Mr. Cocklin includes the lapse of restrictions in November 2006 on a certain number of the shares of time-lapse restricted stock granted in connection with his appointment as Senior Vice President, Utility Operations in June 2006.

(b)	Reflects payments attributable to performance achieved at the level of 109 percent of target EPS in fiscal 2007 under our Incentive Plan. For a discussion of the performance criteria established by our HR Committee for awards in fiscal 2007 under our Incentive Plan, see “Elements of Executive Compensation” beginning on page 22 above in our “Compensation Discussion and Analysis.” Awards under the Incentive Plan are paid in cash. However, participants may make an election prior to the beginning of each fiscal year to convert all or a portion of such award either to bonus stock, with a premium equal to 10 percent of the total amount converted or time-lapse restricted stock, with a premium equal to 50 percent of the amount converted, with such shares being awarded under our LTIP. The amounts shown above do not include incentive compensation that was converted through an election by participating named executive officers prior to the beginning of fiscal 2007 to shares of time-lapse restricted stock, as shown in the table below. Such Incentive Plan payments include a premium of 50 percent of the value associated with the conversion in November 2007 to shares of time-lapse restricted stock, which will be reflected in the Grants of Plan-Based Awards table for fiscal 2008. These shares vest three years following the date of grant. The conversion elections are reflected in the table below.

	Incentive Plan Award ($)	Cash Elected (%)	Amount ($)	Restricted Stock Elected (%)	Value of Restricted Stock ($)	Shares (#)
Robert W. Best	698,200	75	523,650	25	261,825	9,428
John P. Reddy	242,200	-0-	-0-	100	363,300	13,082
Kim R. Cocklin	232,900	-0-	-0-	100	349,350	12,580
Louis P. Gregory	144,400	-0-	-0-	100	216,600	7,800
Mark H. Johnson	187,700	50	93,850	50	140,775	5,069

Mr. Best elected to convert to time-lapse restricted stock 25 percent of his Incentive Plan payment attributable to fiscal 2007. Accordingly, in November 2007, Mr. Best received 75 percent of his total Incentive Plan payment of $698,200 in cash or $523,650, while he received 25 percent in the form of time-lapse restricted stock valued at $261,825 (reflecting a 50 percent premium on the remaining $174,550 of his total Incentive Plan payment). Such shares were issued on November 6, 2007 at the average of the high and low prices of our common stock that day, as reported on the NYSE Consolidated Tape, of $27.77 per share or 9,428 shares.

Messrs. Reddy, Cocklin and Gregory elected to convert 100 percent of their respective Incentive Plan payments attributable to fiscal 2007 to time-lapse restricted stock. Accordingly, on November 6, 2007, Mr. Reddy received his Incentive Plan payment in the form of time-lapse restricted stock valued at $363,300 or 13,082 shares; Mr. Cocklin received time-lapse restricted stock valued at $349,350 or 12,580 shares and Mr. Gregory received time-lapse restricted stock valued at $216,600 or 7,800 shares (with all such grants reflecting a 50 percent premium). Mr. Johnson elected to convert 50 percent of his Incentive Plan payment to time-lapse restricted stock. Accordingly, in November 2007, Mr. Johnson received 50 percent of his total Incentive Plan payment of $187,700 in cash or $93,850, while he received 50 percent in the form of time-lapse restricted stock valued at $140,775 (reflecting a 50 percent premium) or 5,069 shares.

(c)	Reflects aggregate current year increase in pension values for each named executive officer based on the change in the present value of the benefit as presented in the Pension Benefits table on page 35 reflecting the combined effects of additional service, additional earnings, discount rate changes and the decrease in the length of the discount period. The present value is based on the earliest age for which an unreduced benefit is available and assumptions from the June 30, 2006 and June 30, 2007 measurement dates for our Pension Account Plan.

(d)	The components of “All Other Compensation” are reflected in the table below.

All Other Compensation

for Fiscal Year 2007

Name	Company Contributions to Retirement Savings Plan ($)	Cost of Premiums for Company-Paid Term Life Insurance ($)	Dividends Paid on Restricted Stock Awards ($)(a)	Tax Gross-Ups ($)		Cost of Living ($)		Financial Planning ($)(b)	Perquisites ($)		Total All Other Compensation ($)
Robert W. Best	8,954	2,184	64,277	—		—		2,450	—		77,865
John P. Reddy	8,954	2,184	35,549	—		—		2,775	—		49,462
Kim R. Cocklin	2,769	2,184	12,800	26,503	(c)	22,476	(d)	—	80,347	(e)	147,079
Louis P. Gregory	8,954	1,819	19,960	—		—		500	—		31,233
Mark H. Johnson	10,308	1,902	6,901	—		—		400	—		19,511

(a)	Represents dividends paid on unvested time-lapse restricted stock awards. Dividends are paid on shares of unvested restricted shares of common stock at the same rate as on non-restricted shares of common stock.

(b)	We provide financial planning services to our executive officers, which benefit is valued at the actual charge for the services.

(c)	Represents federal income tax and Medicare tax gross-up payments on relocation payments to Mr. Cocklin in connection with his relocation to Dallas, Texas under our employee relocation program. All benefits under this program are generally available to all employees with prior approval of management.

(d)	Represents a cost of living allowance under our employee relocation program in connection with Mr. Cocklin’s relocation to Dallas, Texas. All benefits under this program are generally available to all employees with prior approval of management.

(e)	Perquisites include a total of $73,697 for our one-time costs of reimbursement of relocation costs and related benefits for Mr. Cocklin’s relocation to Dallas, Texas under our employee relocation program in connection with his appointment as Senior Vice President, Utility Operations (currently Senior Vice President, Regulated Operations.) Some of these reimbursed costs and related benefits were considered taxable income to Mr. Cocklin. The remaining $6,650 of perquisites and personal benefits are primarily related to the personal use of tickets to major league sporting events in Dallas, Texas. None of the remaining named executive officers received payments or other personal benefits with an aggregate incremental cost equal to or exceeding $10,000.

1998 Long-Term Incentive Plan

To provide our named executive officers, other officers, division presidents and other key management employees with the incentive to achieve our long-term growth and profitability goals, as well as to focus upon the creation of shareholder value, the committee makes recommendations to the Board concerning grants of long-term incentive awards under our 1998 Long-Term Incentive Plan (“LTIP”). The LTIP was amended by the Board on November 9, 2006, which amendment was approved by our shareholders at the annual meeting of shareholders held on February 7, 2007, primarily to add a total of 2,500,000 shares available under the LTIP and to extend its term until September 30, 2011.

For the last several years, the HR Committee has recommended all annual long-term incentive grants at its regularly scheduled March meeting, which are approved by the Board at its regularly scheduled May meeting. In addition, when an award is granted in connection with a pre-established performance goal, the committee has approved the performance goal and the related compensation formula within the first 90 days of the fiscal year. Each year, prior to making grants, the committee establishes a target long-term incentive value for the LTIP participants, including the named executive officers. The actual value of grants ultimately received by participants may differ from the intended value or target long-term incentive value granted, depending upon share price performance and any performance considerations imposed upon such awards.

Although no options have been granted to any participants since fiscal 2003, other than options received by participants pursuant to conversions of all or a portion of their incentive compensation received under the Incentive Plan in fiscal 2004 and 2005, options to purchase shares of our common stock may still be granted to participants in our LTIP. Options may be exercisable in full at the time of grant or may become exercisable in one or more installments. Options are exercisable for a period of ten years after the date of grant of the option. In the event of termination of service, the options lapse 90 days after said termination, except in the case of retirement, in which case the retiring participant may exercise the options at any time within three years from the date of retirement. In the event of death, the options may be exercised by the personal representative of the optionee at any time within three years from the date of death. However, beginning on October 1, 2007, at least 25 percent of the number of shares of common stock acquired through the exercise of any options granted after that date may not be sold or otherwise transferred by the participant for at least one year after the date of exercise.

As discussed above under Long-Term Incentive Compensation in our “Compensation Discussion and Analysis” beginning on page 24, since fiscal 2004, we have used time-lapse restricted shares and performance-based restricted stock units as our form of long-term incentive compensation. All restrictions lapse on time-lapse restricted shares at the conclusion of the third year following the date of grant, except for any grants that may be made by our Board in connection with the appointment of an officer. Dividends are paid on all time-lapse restricted shares after the date of grant during the period before the restrictions have lapsed at the same rate as other shares. Once the restrictions have lapsed, the participant will take full ownership of the shares, net of shares withheld for taxes, provided that he is an employee of the Company at that time.

The performance-based restricted stock units are subject to a three-year performance criteria expressed as a cumulative EPS target amount. The EPS target is derived from our annual business plan and represents the same EPS target at the time of grant as that used under the Incentive Plan; the EPS targets added to the Incentive Plan’s target EPS for the second and third years have historically represented a growth in EPS of 4-6 percent each year, on average. At the conclusion of the three-year performance period, the total number of performance-based restricted stock units to be issued is determined by a formula with established threshold, target and maximum number of restricted stock units earned, ranging from 0 percent to 150 percent of the value of the performance-based restricted stock units granted, based on the cumulative amount of EPS achieved over the three-year performance period. Although our LTIP provides that cash, shares of our common stock or a combination thereof may be issued to participants in payment for their units, to date, we have always paid participants for their units in the form of shares of our common stock at the end of each three-year performance period. In addition, dividend equivalents are credited to each participant’s account with respect to the performance-based restricted stock units beginning at the date of grant, with the payment of such dividend equivalents in the form of additional shares of stock not occurring until the three-year cumulative EPS performance targets are measured and vesting is completed.

Grants of Plan-Based Awards

The following table shows the grants of executive compensation plan based awards to the named executive officers during fiscal 2007.

Grants of Plan-Based Awards for Fiscal Year 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert W. Best
Incentive Plan	10/01/06	305,532	611,064	1,222,128
Restricted Stock	11/07/06							8,001	(c)			250,991(c)
Restricted Stock	05/01/07							26,000				829,920
PBR Stock Units	05/01/07				14,000	28,000	42,000					893,760

John P. Reddy
Incentive Plan	10/01/06	106,734	213,469	426,938
Restricted Stock	11/07/06							11,179	(c)			350,685(c)
Restricted Stock	05/01/07							8,100				258,552
PBR Stock Units	05/01/07				4,400	8,800	13,200					280,896

Kim R. Cocklin
Incentive Plan	10/01/06	103,125	206,250	412,500
Restricted Stock	05/01/07							8,100				258,552
PBR Stock Units	05/01/07				4,400	8,800	13,200					280,896

Louis P. Gregory
Incentive Plan	10/01/06	63,924	127,849	255,697
Restricted Stock	11/07/06							6,694	(c)			209,991(c)
Restricted Stock	05/01/07							4,200				134,064
PBR Stock Units	05/01/07				2,300	4,600	6,900					146,832

Mark H. Johnson
Incentive Plan	10/01/06	77,000	154,000	308,000
Restricted Stock	11/07/06							2,017	(c)			63,273(c)
Restricted Stock	05/01/07							8,100				258,552
PBR Stock Units	05/01/07				4,400	8,800	13,200					280,896

(a)	Reflects estimated payments which could have been made under our Incentive Plan. The plan provides that our officers may receive annual cash incentive awards based on the performance and profitability of the Company. The HR Committee establishes annual target awards for each officer. The actual amounts earned by the named executive officers in fiscal 2007 under the plan are set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 28.

(b)	Reflects performance-based restricted stock units (“PBR Stock Units”) granted under our LTIP, which vest three years from the beginning of the performance measurement period (October 1, 2006), at which time the holder is entitled to receive a percentage of the performance-based restricted stock units granted, based on our cumulative EPS performance over the period October 1, 2006 to September 30, 2009, payable in shares of our common stock including credited dividend equivalents. The grant date fair value, which is the average of the high and low prices of the stock on the date of grant, as reported on the NYSE Consolidated Tape, of $31.92 per share, is reflected at the target level of performance.

(c)	Reflects incentive compensation received under the Incentive Plan for fiscal 2006 attributable to conversion to shares of time-lapse restricted stock issued under our LTIP. Such shares were granted at the average of the high and low prices of our common stock on the date of grant, as reported on the NYSE Consolidated Tape of $31.37 per share. The grant date fair value is the value of the shares attributable to the original amount of incentive compensation converted plus the 50 percent value premium received in connection with such conversion.

Outstanding Equity Awards

The following table shows the outstanding equity awards held by the named executive officers at September 30, 2007.

Outstanding Equity Awards at Fiscal Year-End for 2007

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)
Robert W. Best						121,230	3,433,234	57,000	1,614,240
	50,000	—	—	24.41	03/02/09
	50,000	—	—	15.65	03/07/10
	75,000	—	—	23.56	03/06/11
	100,000	—	—	22.68	03/07/12
	62,282	—	—	21.30	11/06/11
	48,310	—	—	21.58	11/12/12
	62,900	—	—	21.23	03/11/13

John P. Reddy						59,075	1,673,004	18,800	532,416
	20,000	—	—	24.41	03/02/09
	30,000	—	—	23.56	03/06/11
	40,000	—	—	22.68	03/07/12
	18,400	—	—	21.23	03/11/13
Kim R. Cocklin	—	—	—	—	—	48,100	1,362,192	8,800	249,216

Louis P. Gregory						33,179	939,629	9,250	261,960
	3,832	—	—	21.58	11/12/12
	6,133	—	—	21.23	03/11/13
Mark H. Johnson	—	—	—	—	—	18,824	533,096	16,050	454,536

(a)	Time-lapse restricted stock vests three years from the date of grant, which is reflected in the table immediately below.

(b)	Market value is based on the closing price of our common stock of $28.32 as reported on the NYSE Consolidated Tape on September 28, 2007, the last business day of fiscal 2007.

(c)	See footnote (b) to the Grants of Plan-Based Awards for Fiscal Year 2007 table on page 31 for a discussion of the vesting terms of our performance-based restricted stock units. Based on our projected performance at September 30, 2007, performance units, at the target level of performance, vest as indicated below in the Performance-Based Restricted Stock Units Vesting Schedule on page 33.

Time-Lapse Restricted Stock Vesting Schedule

	11-09-07	11-30-07	05-10-08	11-08-08	11-30-08	05-09-09	11-07-09	05-01-10	Total
Robert W. Best	8,143	—	26,000	27,086	—	26,000	8,001	26,000	121,230
John P. Reddy	10,994	—	9,000	10,802	—	9,000	11,179	8,100	59,075
Kim R. Cocklin	—	20,000	—	—	20,000	—	—	8,100	48,100
Louis P. Gregory	5,831	—	4,300	7,904	—	4,250	6,694	4,200	33,179
Mark H. Johnson	1,155	—	—	1,052	—	6,500	2,017	8,100	18,824

Performance-Based Restricted Stock Units Vesting Schedule

	9-30-08	9-30-09	Total
Robert W. Best	29,000	28,000	57,000
John P. Reddy	10,000	8,800	18,800
Kim R. Cocklin	—	8,800	8,800
Louis P. Gregory	4,650	4,600	9,250
Mark H. Johnson	7,250	8,800	16,050

Option Exercises and Stock Vested

The following table sets forth the exercises of stock options by, and stock which vested with, the named executive officers during fiscal 2007.

Option Exercises and Stock Vested for Fiscal Year 2007

	Option Awards		Stock Awards (a)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(b)	Value Realized on Vesting ($)(c)
Robert W. Best	—	—	46,330	1,474,966
John P. Reddy	—	—	27,583	877,754
Kim R. Cocklin	—	—	20,000	652,600
Louis P. Gregory	—	—	12,307	391,700
Mark H. Johnson	—	—	—	—

(a)	The named executive officers elected to have vested shares withheld, in each case to cover applicable state and federal taxes incurred upon vesting. As a result, the net shares received upon vesting and the related net value realized appear in the table immediately below.

(b)	Includes time-lapse restricted stock and performance-based restricted stock units which vested during fiscal 2007, including shares received as dividend equivalents on performance-based restricted stock units over the three fiscal year performance period.

(c)	The value received on vesting represents the market value of the shares received based on the average of the high and low prices of our common stock as reported on the NYSE Consolidated Tape on the date of vesting.

Name	Net Shares Acquired on Vesting (#)	Net Value Realized on Vesting ($)
Robert W. Best	31,243	995,778
John P. Reddy	18,217	579,618
Kim R. Cocklin	12,710	414,727
Louis P. Gregory	8,251	262,880
Mark H. Johnson	—	—

Retirement Plans

Pension Account Plan.    Our Pension Account Plan is a qualified, cash balance defined benefit pension plan under both the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended. The plan covers substantially all of our employees (other than employees of Atmos Energy Holdings, Inc.), including all named executive officers. Benefits under this plan become vested and non-forfeitable after completion of five years of continuous employment, although the plan will be amended effective January 1, 2008 to provide for vesting of benefits after three years of continuous employment, in accordance with the provisions of the Pension Protection Act of 2006. A vested participant receives the monthly retirement benefit at normal retirement age under the retirement plan, unless an early retirement benefit is elected, in which case the retirement benefit may be actuarially reduced for early commencement. Participants retiring on or after age 65 receive 100 percent of their accrued monthly benefit, which may be reduced depending on the optional form of payment elected at retirement. Benefits payable under our retirement plan are not offset by social security benefits. Under the Internal Revenue Code, the annual compensation of each employee to be taken into account under our retirement plan for 2007 cannot exceed $225,000.

The earnings utilized in the Pension Account Plan includes W-2 earnings, 401(k) deferrals and Internal Revenue Code Section 125 (“cafeteria plan”) reductions, while it excludes all incentive pay and expense reimbursements. All participants are fully vested in their account balances after five years of eligible service (until January 1, 2008, as discussed above), and may choose to receive their account balances in the form of a lump sum or an annuity. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the Summary Compensation Table on page 28 could be considered eligible compensation in determining benefits.

Supplemental Plans.    Mr. Best also participates in the Company’s Supplemental Executive Benefits Plan (“SEBP”), while Messrs. Reddy, Cocklin, Gregory and Johnson participate in the Company’s Supplemental Executive Retirement Plan, formerly known as the Performance-Based Supplemental Executive Benefits Plan (“SERP)” (collectively, the “Supplemental Plans”), which provide retirement benefits (as well as supplemental disability and death benefits) to all our officers and division presidents. A participant in the Supplemental Plans who has been an officer or division president for at least two years, has five years of vesting service under the Pension Account Plan (three years of vesting service will be required, effective January 1, 2008, pursuant to an amendment in accordance with the provisions of the Pension Protection Act of 2006), and has attained age 55 is entitled to a supplemental pension in an amount that, when added to his or her pension payable under the Pension Account Plan, equals 60 percent of his compensation (75 percent of compensation in the case of Mr. Best), subject to reductions for less than ten years of vesting service and for retirement prior to age 62.

The Supplemental Plans cover compensation, including amounts payable under the Pension Account Plan, in an amount equal to the sum of (a) the greater of the participant’s annual base salary at the date of termination of employment or the average of the participant’s annual base salary for the highest of three calendar years (whether or not consecutive) of employment with the Company; and (b) the greater of the amount of the participant’s last award under any of the Company’s annual performance bonus or incentive plans or the average of the participant’s highest three performance awards under such plans (whether or not consecutive). The amount of current compensation covered by the Supplemental Plans as of the end of fiscal 2007 for each of the executive officers listed in the Summary Compensation Table is as follows: Robert W. Best, $1,498,200; John P. Reddy, $645,850; Kim R. Cocklin, $621,025; Louis P. Gregory, $438,452 and Mark H. Johnson, $500,500. Each of such executive officers has the following approximate number of years of credited service under the retirement plans: Mr. Best, 10 years; Mr. Reddy, nine years; Mr. Cocklin, one year; Mr. Gregory, seven years and Mr. Johnson, two years.

Each of the named executive officers has also entered into a Participation Agreement with the Company as required by the Supplemental Plans. Each of the Supplemental Plans provides that the accrued benefits, as calculated pursuant to the plan, of each participant will vest if: (a) the plan is terminated by the Company; (b) the plan is amended by the Company, resulting in a decrease in the benefits otherwise payable to the participant; (c) the participant’s employment is terminated by the Company for any reason other than “cause”; (d) the participant’s participation in the plan is terminated by the Company for any reason other than “cause” prior to the participant’s termination of employment; (e) within any time during the three year period following a “change of control” of the Company (as such term is defined in the plan), (i) the participant’s employment is terminated involuntarily by the Company for any reason other than “cause”; or (ii) the participant is demoted or reassigned to a position that would cause him to cease to be eligible for participation in the plan; or (f) in anticipation of a “change in control” (whether or not a “change in control” ever occurs), (i) the participant’s employment is terminated involuntarily by the Company for any reason other than “cause” at the request of a party to a pending transaction that would constitute a “change in control”, if and when the transaction were consummated, or (ii) the participant’s participation in the plan is terminated for any reason other than “cause” prior to the participant’s termination of employment. The Participation Agreements set forth the specific rights of the participants to their accrued benefits upon the occurrence of the events described above and constitute enforceable contracts separate from the provisions of the Supplemental Plans.

Pension Benefits for Fiscal Year 2007

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer under our Pension Account Plan and Supplemental Plans, along with the total amount of payments made during fiscal 2007. See the discussion under “Pension Account Plan” beginning on page 33 and “Supplemental Plans” beginning on page 34 for more information on these plans. We used the following assumptions in calculating the present value of accumulated benefits for the Pension Account Plan and Supplemental Plans:

• Retirement age:

65 (62 for Mr. Best, since he was a participant in the Company’s retirement plan in 1998 at the time of the adoption of the Pension Account Plan and thus is eligible for “grandfathered benefits”) for the Pension Account Plan

62 for the SEBP and the SERP

• Discount Rate:	6.30 percent
• Postretirement mortality:	Use of the RP-2000 mortality table with mortality improvements projected to 2010

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert W. Best (a)	Pension Account Plan	10.25	299,607	$0
	Supplemental Executive Benefits Plan	10.25	11,546,214	$0
John P. Reddy (b)	Pension Account Plan	8.83	98,894	$0
	Supplemental Executive Retirement Plan	8.83	2,468,659	$0
Kim R. Cocklin (b)	Pension Account Plan	1.08	6,695	$0
	Supplemental Executive Retirement Plan	1.08	335,961	$0
Louis P. Gregory (b)	Pension Account Plan	6.75	66,202	$0
	Supplemental Executive Retirement Plan	6.75	1,083,336	$0
Mark H. Johnson (b)	Pension Account Plan	1.75	14,177	$0
	Supplemental Executive Retirement Plan	1.75	254,497	$0

(a)	Mr. Best is currently eligible for early retirement in both plans. His early retirement benefit payable from the SEBP as of June 30, 2007 was estimated to be $1,043,326 payable for 10 years certain and life. His early retirement benefit payable from the Pension Account Plan as of June 30, 2007 was estimated to be $28,896 annually for his lifetime or $360,258 payable as a lump sum, assuming an interest rate of 4.69 percent as of June 30, 2007 and an immediate commencement of his benefits at that time. However, the present value of the accumulated benefit of $299,607 shown in the table above is based on the same assumptions used in the financial statements appearing in our Annual Report on Form 10-K for fiscal 2007 (commencement at age 62 and an interest rate of 6.3 percent).

(b)	Messrs. Reddy, Cocklin, Gregory and Johnson will be eligible for early retirement after attaining age 55 and completing ten years of vesting service. They will be eligible for an unreduced benefit in the SERP at age 62 and in the Pension Account Plan at age 65.

Change in Control Severance Agreements

We have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally below).

The severance agreement for each such executive officer provides that the Company will pay such executive officer a lump sum severance payment equal to 2.5 times such executive officer’s total compensation, comprised of the annual base salary and “Average Bonus,” as such term is defined in the severance agreement. However, if an executive officer is terminated by the Company for “cause” (as defined in the severance agreement), or his employment is terminated by retirement, death, or disability, the Company is not obligated to pay such officer the lump sum severance payment. Further, if an executive officer voluntarily terminates his employment except for “constructive termination” (as defined in the severance agreement), the Company is not obligated to pay such officer the lump sum severance payment. If the total of such lump sum severance payment plus all other payments, distributions or benefits of any type made to or on behalf of the executive officer results in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, the lump sum severance payment will be increased in an amount required for the executive officer to pay any such excise taxes or any resulting income or other taxes due the Internal Revenue Service. In addition, such executive officer will be entitled to all rights and benefits, if any, provided under any other plan or agreement between him and the Company.

For the purposes of these agreements, a “change in control” generally means any of the following events:

•

on the date any person acquires ownership of stock, that together with stock already held by such person, results in the person having beneficial ownership of 50 percent or more of the total fair market value or total voting power of our stock;

•	on the date a majority of the members of our Board is replaced during any 12-month period by directors whose election is not endorsed by a majority of the Board before the date of the election;

•

on the date there is consummated a merger or consolidation of the Company with another corporation, except if the merger or consolidation (a) would result in our voting stock outstanding immediately before the transaction continuing to represent more than 70 percent of the combined voting power of the voting stock of the Company immediately after the transaction or (b) is effected to implement a recapitalization of the Company in which no person during a 12-month period acquires beneficial ownership of 30 percent or more of the voting power of the Company’s then outstanding stock; or

•

on the date our shareholders approve the complete liquidation or dissolution of the Company or a person acquires at least 40 percent of the total fair market value of our assets over a 12-month period immediately before such acquisition, except if such sale is to a person or persons owning, directly or indirectly, at least 50 percent of the total value or voting power of outstanding stock of the Company.

For the purposes of these severance agreements, “cause” means (i) the willful and continued failure by the employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the employee by the Company that specifically identifies the manner in which the Company believes that the employee has not substantially performed his duties, or (ii) an employee’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act, or failure to act, on an employee’s part shall be deemed “willful” unless done, or omitted to be done, by the employee not in good faith and without a reasonable belief that the action or omission was in the best interests of the Company. Notwithstanding the foregoing, the employee shall not be deemed to have been terminated for cause unless approved by an affirmative vote of not less than three-quarters (3/4) of the entire membership of our Board.

Potential Post-Employment Payments and Payments Upon a Change in Control

Payments Made Upon Any Termination.    Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive the following amounts earned during his term of employment. Such amounts include:

•	amount of accrued but unpaid salary;

•	amounts contributed under, or otherwise vested in our Retirement Savings Plan;

•	amounts accrued and vested through our Pension Account Plan and Supplemental Plans; and

•	amounts attributable to the exercise of rights with respect to each outstanding and vested stock option granted under our LTIP.

Payments Made Upon Retirement.    In the event of the retirement of a named executive officer, in addition to the items identified above, such named executive officer will:

•

be entitled to receive a portion, based on the value at the target level, of each outstanding performance-based restricted stock unit granted under our LTIP, depending on the number of months completed of the three-year performance period;

•	be entitled to receive each share of outstanding time-lapse restricted stock granted under our LTIP;

•	if eligible, continue to receive health and welfare benefits for himself and his dependents, as applicable; and

•	if eligible, continue to receive life insurance benefits until death.

Payments Made Upon Death or Disability.    In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings, “Payments Made Upon Any Termination” and “Payments Made Upon Retirement” above, the named executive officer or designated beneficiary will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

Payments Made Upon a Change in Control.    As discussed above in “Change in Control Severance Agreements” beginning on page 36, we have also entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of the termination or “constructive termination” of their employment within three years following a “change in control,” as such terms are defined in the agreements, of the Company. The severance agreement for each such executive officer provides that the Company will pay such executive officer a lump sum severance payment equal to 2.5 times such executive officer’s total compensation, comprised of the annual base salary and “Average Bonus,” as such term is defined in the agreements, subject to certain conditions and adjustments, as described above.

Potential Post-Employment Payments Tables.    The following tables reflect estimates of the incremental amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or termination of employment following a change in control. The amounts shown assume that such termination was effective as of September 30, 2007, and are estimates of the amounts which would be paid out to the executives upon such termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

In addition to the amounts set forth in the following tables, in the event of the termination of employment for any reason, each of the named executive officers would receive the following payments or benefits, which had been earned as of September 30, 2007: Mr. Best, $2,958,790 in exercisable options and $945,486 in incremental pension and SEBP benefits; Mr. Reddy, $577,084 in exercisable options and $398,358 in incremental pension and SERP benefits; Mr. Cocklin, $125,286 in incremental pension and SERP benefits; Mr. Gregory, $69,311 in exercisable options and $210,890 in incremental pension and SERP benefits; and Mr. Johnson, $89,274 in incremental pension and SERP benefits.

Robert W. Best	Termination Upon Death, Disability or Retirement	Termination Without Cause	Termination Upon a Change in Control
Cash Severance	—	—	$3,745,500
Equity
Time-Lapse Restricted Stock	$3,433,234	$3,433,234	$3,433,234
Performance-Based Restricted Stock Units	$870,268	$870,268	$870,268
Unexercisable Options	—	—	—
Total	$4,303,502	$4,303,502	$4,303,502
Retirement Benefits
Pension Account Plan	—	—	$70,810
Supplemental Executive Benefits Plan	—	—	$1,040,871
Retirement Savings Plan	—	—	$24,476
Total	—	—	$1,136,157
Other Benefits
Health & Welfare	—	—	$31,907
Tax Gross-Ups	—	—	$2,005,979
Total	—	—	$2,037,886
Total	$4,303,502	$4,303,502	$11,223,045

John P. Reddy	Termination Upon Death, Disability or Retirement	Termination Without Cause	Termination Upon a Change in Control
Cash Severance	—	—	$1,614,625
Equity
Time-Lapse Restricted Stock	$1,673,004	$1,673,004	$1,673,004
Performance-Based Restricted Stock Units	$291,687	$291,687	$291,687
Unexercisable Options	—	—	—
Total	$1,964,691	$1,964,691	$1,964,691
Retirement Benefits
Pension Account Plan	—	—	$50,354
Supplemental Executive Retirement Plan	—	—	$3,775,693
Retirement Savings Plan	—	—	$24,476
Total	—	—	$3,850,523
Other Benefits
Health & Welfare	—	—	$34,128
Tax Gross-Ups	—	—	$2,187,320
Total	—	—	$2,221,448
Total	$1,964,691	$1,964,691	$9,651,287

Kim R. Cocklin	Termination Upon Death, Disability or Retirement	Termination Without Cause	Termination Upon a Change in Control
Cash Severance	—	—	$1,552,563
Equity
Time-Lapse Restricted Stock	$1,362,192	$1,362,192	$1,362,192
Performance-Based Restricted Stock Units	$86,499	$86,499	$86,499
Unexercisable Options	—	—	—
Total	$1,448,691	$1,448,691	$1,448,691
Retirement Benefits
Pension Account Plan	—	—	$42,299
Supplemental Executive Retirement Plan	—	—	$6,111,419
Retirement Savings Plan	—	—	$24,476
Total	—	—	$6,178,194
Other Benefits
Health & Welfare	—	—	$44,795
Tax Gross-Ups	—	—	$2,847,732
Total	—	—	$2,892,527
Total	$1,448,691	$1,448,691	$12,071,975

Louis P. Gregory	Termination Upon Death, Disability or Retirement	Termination Without Cause	Termination Upon a Change in Control
Cash Severance	—	—	$1,096,130
Equity
Time-Lapse Restricted Stock	$939,629	$939,629	$939,629
Performance-Based Restricted Stock Units	$140,628	$140,628	$140,628
Unexercisable Options	—	—	—
Total	$1,080,257	$1,080,257	$1,080,257
Retirement Benefits
Pension Account Plan	—	—	$42,299
Supplemental Executive Retirement Plan	—	—	$2,638,434
Retirement Savings Plan	—	—	$24,476
Total	—	—	$2,705,209
Other Benefits
Health & Welfare	—	—	$43,559
Tax Gross-Ups	—	—	$1,572,792
Total	—	—	$1,616,351
Total	$1,080,257	$1,080,257	$6,497,947

Mark H. Johnson	Termination Upon Death, Disability or Retirement	Termination Without Cause	Termination Upon a Change in Control
Cash Severance	—	—	$1,251,250
Equity
Time-Lapse Restricted Stock	$533,096	$533,096	$533,096
Performance-Based Restricted Stock Units	$235,260	$235,260	$235,260
Unexercisable Options	—	—	—
Total	$768,356	$768,356	$768,356
Retirement Benefits
Pension Account Plan	—	—	$42,349
Supplemental Executive Retirement Plan	—	—	$3,344,286
Retirement Savings Plan	—	—	$24,476
Total	—	—	$3,411,111
Other Benefits
Health & Welfare	—	—	$44,098
Tax Gross-Ups	—	—	$2,093,177
Total	—	—	$2,137,275
Total	$768,356	$768,356	$7,567,992

PROPOSAL TWO—RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP to continue as our independent registered public accounting firm for the fiscal year ending September 30, 2008. The firm of Ernst & Young LLP and its predecessors have been our independent registered public accounting firm since our incorporation in 1983. It is expected that representatives of Ernst & Young LLP will be present at the annual meeting. The representatives of Ernst & Young LLP will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Related Fees

Fees for professional services provided by our independent registered public accounting firm, Ernst & Young LLP, in each of the last two fiscal years, in each of the following categories are:

	September 30
	2007	2006
	(In thousands)
Audit Fees	$2,893	$2,523
Audit-Related Fees	63	67
Tax Fees	112	166
All Other Fees	—	—

Total Fees	$3,068	$2,756

Audit Fees.    Fees for audit services include fees associated with the annual audit, the assessment by the firm of our design and operating effectiveness of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, along with comfort letters and consents related to debt and equity offerings.

Audit-Related Fees.    Audit-related fees principally include fees relating to procedures performed in connection with registration statements filed on Form S-8, the statutory audit of Blueflame Insurance Services, Ltd. and the examination of the Illinois Annual Reconciliation of Over/Under Gas Recoveries.

Tax Fees.    Tax fees include fees relating to reviews of tax returns, tax consulting and assistance with sales and use tax filings.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”

THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008.

By Order of the Board of Directors,

Dwala Kuhn

Corporate Secretary

Dallas, Texas

December 21, 2007

ATMOS ENERGY CORPORATION P.O. BOX 650205 DALLAS, TEXAS 75265-0205

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

ATMOS ENERGY CORPORATION The Board of Directors recommends that you vote FOR the election of all nominees for election to the Board of Directors and FOR proposal 2.

1. ELECTION OF DIRECTORS.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees for Class I:
01) Travis W. Bain II
02) Dan Busbee	☐	☐	☐	______________________________________
03) Richard W. Douglas
04) Richard K. Gordon

Vote on Proposal	For	Against	Abstain

2. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2008.	☐	☐	☐

NOTE: Please sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a stockholder should give their full title. Please date the proxy.

For address changes and/or comments, please check this box     ☐

and write them on the back where indicated.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ATMOS ENERGY CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 6, 2008

The undersigned hereby appoints Robert W. Best, Charles K. Vaughan and Dan Busbee, or any of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Atmos Energy Corporation to be held at 11:00 a.m. Central Standard Time on February 6, 2008, in Crystal Ballroom C of the Hilton Fort Worth Hotel, 815 Main Street, Fort Worth, Texas 76102, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ATMOS ENERGY CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSAL 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE THIS PROXY ON THE INTERNET, BY TELEPHONE, OR BY MAIL BY DATING, SIGNING AND PROMPTLY MAILING THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Address Changes/Comments: _____________________________________________________________________

_______________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed on the other side)